EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

ANNOUNCES RECORD TURNAROUND
COMPANY EARNS $1 MILLION IN 2ND QUARTER

San Diego, August 5, 2010 – Royale Energy, Inc. (NASDAQ:ROYL) today announced that it has posted a $1,888,666 improvement in the first half of 2010, earning $702,879 compared to a net loss of $1,185,787 for the same six month in 2009. The majority of this income was attributed to the three months ended June 30, 2010 in which earnings were $1,075,394 compared to a loss of $294,731 in 2009.

Earnings for the current quarter are the highest 2nd quarter in over 10 years, and more than double the quarterly earnings for June 30, 2008, at the time the company’s stock was trading above $12 per share.

Earnings per share for the quarter totaled $0.11 per Basic share and $0.10 fully diluted at June 30, 2010 compared to ($0.03) Basic and fully diluted, for the same period in 2009. For first half of 2010, Royale posted earnings per share of $0.07 Basic and $0.06 fully diluted compared with a loss of $0.14 for each category in 2009.

“We are pleased to present the results of our efforts in navigating the challenging conditions of 2009, and look forward to continued progress in the coming year,” said Stephen Hosmer, the company’s CFO and Co‐CEO.

This improvement was built on increased revenue, which grew from $1,300,395 for the 2nd quarter of 2009 to $4,115,187 for the same period in 2010, rising by 216%. While oil & natural gas sales remained relatively constant, strength was generated in the area of drilling revenue and in the gains attributed to Marketable securities. The increased drilling activities have bolstered the company’s reserves, virtually offsetting production decline, and confirmed future drilling locations.

In 2009 the company had scaled‐back exploration activities, drilling only two wells in the first half, and a total of five wells for the year, in order to adjust to the overall decline in the economy to preserve key assets for development when conditions improved. As that improvement began to unfold in early 2010, the company initiated an accelerated drilling schedule designed to drill 12 wells in 2010, half of which have been drilled to date.

The company intends to employ all available capital to conduct additional seismic surveys, leasing and drilling within the core area of California’s Sacramento basin.

Don Hosmer, the company’s Co‐CEO and Co‐President, said “We have an excellent inventory of drillable prospects that will form the base of future growth and earnings.”

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
chanda@royl.com
http://www.royl.com

ROYALE ENERGY, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Sale of Oil and Gas	$634,630	$622,928	$1,425,411	$1,461,505
Turnkey drilling	3,253,736	518,907	3,978,564	1,809,374
Supervisory Fees and Other	226,821	158,560	360,191	297,686

Total Revenues	4,115,187	1,300,395	5,764,166	3,568,565

Costs and Expenses:
General and Administrative	1,008,763	854,201	1,949,808	1,757,983
Turnkey Drilling and Development	649,518	(334,150)	1,103,604	886,544
Lease Operating	336,600	332,934	595,009	779,872
Lease Impairment	114,048	15,359	114,048	15,359
Bad Debt Expense	0	13,700	0	29,565
Legal and Accounting	62,563	161,908	254,560	528,419
Marketing	152,649	168,313	303,401	381,020
Depreciation, Depletion and Amortization	238,937	515,349	478,622	1,058,124

Total Costs and Expenses	2,563,078	1,727,614	4,799,052	5,436,886

Loss on Sale of assets	0	(33,482)	0	(33,482)

Income (Loss) From Operations	1,552,109	(460,701)	965,114	(1,901,803)
Other Income (Expense):
Interest Expense	(5,035)	(22,135)	(10,544)	(41,096)
Gain on Sale of Marketable Securities	164,383	0	164,383	0

Income Before Income Tax Expense	1,711,457	(482,836)	1,118,953	(1,942,899)
Income tax provision	636,063	(188,105)	416,074	(757,112)

Net Income (Loss)	$1,075,394	$(294,731)	$702,879	$(1,185,787)

Diluted Earnings (Loss) Per Share	$0.10	$(0.03)	$0.06	$(0.14)

Basic Earnings (Loss) Per Share	$0.11	$(0.03)	$0.07	$(0.14)

Other Comprehensive Income
Unrealized Gain (Loss) on Equity Securities	$(611,512)	$110,855	$(455,032)	$141,869
Less: Reclassification Adjustment for Losses
(Gains) Included in Net Income	(164,383)	28,648	(164,383)	28,648

Other Comprehensive Income (Loss), before tax	(447,129)	82,207	(290,649)	113,221
Income Tax Expense (Benefit) Related to Items of
Other Comprehensive Income (Loss)	(165,175)	31,978	(59,759)	45,666

Other Comprehensive Income (Loss), net of tax	(281,954)	50,229	(230,890)	67,555

Comprehensive Income (Loss)	$793,740	$(244,502)	$471,989	$(1,118,232)